Exhibit 10.6
PENANG PRIMARY PARCEL
EXECUTION VERSION
TENANCY AGREEMENT
BY AND BETWEEN
AGILENT TECHNOLOGIES (MALAYSIA) SDN. BHD.
(“Landlord”)
AND
AVAGO TECHNOLOGIES (MALAYSIA) SDN. BHD.
(“Tenant”)

TENANCY SUMMARY

Tenancy Date:	October 24, 2005

Landlord:	Agilent Technologies (Malaysia) Sdn. Bhd., a Malaysian corporation/company

Landlord Contact:	Agilent Technologies (Malaysia) Sdn. Bhd.
Bayan Lepas Free Industrial Zone
11900 Bayan Lepas, Penang, Malaysia
Attention: Workplace Services Manager

Tenant:	Avago Technologies (Malaysia) Sdn. Bhd., a Malaysian corporation/company

Tenant Contact:	Avago Technologies (Malaysia) Sdn. Bhd.
Bayan Lepas Free Industrial Zone
11900 Bayan Lepas, Penang, Malaysia
Attention: Kong-Beng Song

Premises:	Those certain premises located at Lepas Free Industrial Zone, 11900 Bayan Lepas, Penang, Malaysia, as more particularly described on the site map attached hereto as Exhibit A (the “Site Map”), consisting of the Premises Land (as defined in the Tenancy Agreement) together with all Improvements (as defined in the Tenancy Agreement) from time to time located therein which includes, without limitation, Buildings 1, 2 and 3 as identified on the Site Map (which buildings are deemed to contain approximately 401,000 gross square feet or 37,253 gross square meters), and Appurtenant Easements and Rights (as defined in the Tenancy Agreement).

Tenancy Term:	The period of time commencing on the Commencement Date and ending at midnight on the Final Expiration Date, unless sooner terminated as provided in the Tenancy Agreement.

Permitted Use:	All lawful purposes.

Address for Notices:	Landlord:

Agilent Technologies (Malaysia) Sdn. Bhd.
Bayan Lepas Free Industrial Zone
11900 Bayan Lepas, Penang
Malaysia

Attention: Mr. Seah Teoh-Teh
Facsimile: +65 6822-8407

With copy to:

Agilent Technologies, Inc.
395 Page Mill Road
Palo Alto, CA 94306
United States of America
Attention: General Counsel
Facsimile: +1 650 752 5742

Tenant:

Avago Technologies Pte. Limited
1 Yishun Avenue 7
Singapore 768923
Attention: Bian-Ee Tan

With copies to:

Avago Technologies (Malaysia) Sdn. Bhd.
Bayan Lepas Free Industrial Zone
11900 Bayan Lepas, Penang
Malaysia
Attention: Kong-Beng Song

Kohlberg Kravis Roberts & Co.
9 West 57th St., Ste. 4200
New York, NY 10019
United States of America
Attention: William Cornog
     Each reference in the Tenancy Agreement to the terms stated above shall incorporate the applicable terms from this Tenancy Summary. In the event of any conflict between this Tenancy Summary and the Tenancy Agreement, the Tenancy Agreement shall control.

3

TENANCY AGREEMENT
     THIS TENANCY AGREEMENT (“Tenancy Agreement” or “Agreement”), dated this 24th day of October, 2005, is made by and between AGILENT TECHNOLOGIES (MALAYSIA) SDN. BHD., a company organized under the laws of Malaysia and having its registered address at Suite 1005, 10th Floor, Wisma Hamzah-Kwong Hing, No. 1, Leboh Ampang, 50100 Kuala Lumpur, Malaysia (“Landlord”), and AVAGO TECHNOLOGIES (MALAYSIA) SDN. BHD. (formerly known as Jumbo Portfolio Sdn. Bhd.), a company organized under the laws of Malaysia and having its registered address at Level 18, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara 50490 Kuala Lumpur, Malaysia (“Tenant”) (each of Landlord and Tenant being a “Party” and collectively, the “Parties”).
RECITALS:
     A. Agilent Technologies, Inc., a Delaware corporation (“Agilent”), and Avago Technologies Pte. Limited. (formerly known as Argos Acquisition Pte. Ltd.), a Singapore private limited company (“Avago”), have entered into that certain Asset Purchase Agreement dated as of August 14, 2005 (as such may be amended from time to time, the “APA”), pursuant to which Agilent has agreed to sell to Avago its semiconductor products business and related operations, subject to the terms and conditions set forth in the APA and the local asset transfer agreement to be entered into between, among others, the Parties in connection therewith (the “LATA”) (collectively, the transactions contemplated thereby, the “Business Sale”).
     B. Pursuant to the APA, Landlord intends (i) to secure the subdivision of the Land into the Premises Land and Landlord’s Remaining Parcel, (ii) to cause the land title to the Premises Land to be transferred to Tenant pursuant to appropriate action and relevant Approvals, (iii) to then convey the Premises Land and Improvements to Tenant pursuant to the SPA and the other Related Agreement(s), and (iv) in the event that relevant Approvals cannot be obtained for such subdivision and transfer, to lease the Premises to Tenant for the balance of Landlord’s leasehold term for the Land.
     C. In connection with the foregoing and pursuant to the APA, the Parties intend to enter into the Related Agreements setting forth the Parties’ respective rights with respect to (i) the proposed subdivision and sale of the Premises Land and Improvements, (ii) the shared use of certain facilities, regardless of whether such facilities are located on the Premises Land or Landlord’s Remaining Parcel, (iii) the maintenance, repair, replacement and operation of the Complex, (iv) the granting of certain perpetual easements relating to certain utilities, cross-access and related rights, (v) rights and duties regarding same and (vi) various other aspects pertaining to the Complex, all as further set forth in the respective Related Agreement.
     D. Such subdivision and transfer of the Premises Land and Improvements cannot be consummated by the Closing Date. Accordingly and in connection therewith, pursuant to the APA, Landlord has agreed to grant to Tenant a tenancy in the Premises pursuant to the terms and conditions set forth herein.

AGREEMENT:
1. DEFINITIONS: Any term that is given a special meaning by this Section 1 or by any other provision of this Tenancy Agreement (including the exhibits attached hereto) shall have such meaning when used in this Tenancy Agreement or any addendum or amendment hereto.
1.1	APA: shall have the meaning ascribed in the Recitals.

1.2	Appropriate Authorities: means any governmental, semi or quasi-governmental and/or statutory departments, agencies and bodies including but not limited to the Penang Municipal Council, the Penang Development Corporation, the Penang State Authority and the Penang Land Office.

1.3	Approvals: means the following approvals of the Appropriate Authorities for:
(a)	the conversion of HSD 18825 PT 1687 Mukim 12 Daerah Barat Daya, Penang into final title;

(b)	the subdivision of the master title of the Land pursuant to the terms of this Tenancy Agreement and the Related Agreements;

(c)	the transfer of the Premises Land to Tenant; and

(d)	any other conditions imposed by the Appropriate Authorities from time to time and/or as a condition to issuance of any Approvals.
1.4	Appurtenant Easements and Rights: means any and all rights, benefits, easements, licenses, permits and similar interests whether personal to Tenant, its successors and assigns or which run with the Premises Land pursuant to any of the Related Agreements.

1.5	Closing: shall have the meaning ascribed in the LATA. 1.6 Closing Date: shall have the meaning ascribed in the LATA.

1.7	Commencement Date: means the Closing Date.

1.8	Common Area: means those areas and facilities within each of the Premises Land and Landlord’s Remaining Parcel as Landlord and Tenant shall designate as common areas under the Related Agreements.

1.9	Complex: means that real estate development more particularly situated on the Land, consisting as of the date hereof of eight (8) buildings (which in the aggregate are deemed to contain approximately 1,232,134 gross square feet or 114,465 gross square meters), a sports complex, automobile parking areas and bus bays and other ancillary Improvements of which the Premises are a part, as more particularly shown and described on the site map attached as Exhibit A hereto and made a part hereof (the “Site Map”).

1.10	Coordinating Committee: shall have the meaning ascribed in Section 14.1.

1.11	Damages: means any and all losses, settlements, expenses, liabilities, obligations, claims, damages (including any governmental penalty or costs of investigation, clean-up and remediation), deficiencies, royalties, interest, costs and expenses (including reasonable attorneys’ fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened incident to the successful enforcement of this Agreement), the extent of which are recoverable under Law.

1.12	Date of Completion of Premises Transfer: means the date of registration of Tenant as the registered proprietor of the leasehold interest over the Premises Land pursuant to the NLC.

1.13	Endorsement of Tenancy: means to endorse Tenant’s interest over the Land pursuant to this Tenancy Agreement on the registered document of title of the Land with the Penang Land Office pursuant to Section 316 of the NLC upon execution of this Tenancy Agreement.

1.14	Extension Term: shall have the meaning ascribed in Section 3.

1.15	Final Expiration Date: means the earlier to occur of (i) June 27, 2045 (subject to extension from time to time, but without any obligation on Landlord to obtain such extension if and as the underlying land grant from the Penang Development Corporation which is inclusive of the Premises Land is included), or (ii) the Date of Completion of Premises Transfer.

1.16	Improvements: means all buildings, structures, improvements, additions, alterations, and fixtures installed in, on or about the Land, Premises Land or Landlord’s Remaining Parcel, as applicable, including, without limitation, buildings, landscaping, parking areas, bus bays and roads.

1.17	Initial Tenancy Term: shall have the meaning ascribed in Section 3.

1.18	Land: means the two pieces of land bearing title details HSD 18825 PT 1687 and PN 2826 Lot 4585, both of Mukim 12 Daerah Barat Daya, Penang on which the Complex is situated together with all conditions attached to the issue document of title.

1.19	Landlord: shall have the meaning ascribed in the introductory paragraph.

1.20	Landlord’s Agents: means the agents, employees, sublandlords, if any, and assigns (and their respective agents and employees) of Landlord.

1.21	Landlord’s Remaining Parcel: means that portion of the Land not constituting part of the Premises Land and as set forth on the Site Map.

1.22	LATA: shall have the meaning ascribed in the Recitals.

1.23	Law: means any present or future judicial decision, statute, constitution, ordinance, resolution, regulation, rule or administrative order, of any local or state governmental authority of Malaysia having jurisdiction over the Parties, the Premises, Landlord’s Remaining Parcel or the Complex.

1.24	Lien: means any lien, charge, claim, agreement to sell, pledge, security interest, judgment, conditional sale agreement or other title retention agreement, finance lease, mortgage, security agreement, right of first refusal or offer (or other similar right), option, restriction, tenancy, license, covenant, encroachment (whether upon any real property or by any improvement situated on any real property onto any adjoining real property or onto any easement area), right of way, easement, title defect or other encumbrance or title matter.

1.25	Liquidator: means a person who conducts the winding-up of a company and includes Official Receiver and qualified insolvency practitioner appointed by the Malaysian Court.

1.26	NLC: means the Malaysian National Land Code, 1965.

1.27	Official Receiver: means the Official Assignee, Deputy Official Assignee, Senior Assistant Official Assignee, Bankruptcy Officer and any other officer appointed under the Malaysian Bankruptcy Act 1967.

1.28	Permitted Use: means all lawful purposes under applicable Law.

1.29	Premises: means those certain premises located at Lepas Free Industrial Zone, 11900 Bayan Lepas, Penang, Malaysia, as more particularly described on the Site Map, constituting the Premises Land together with all Improvements from time to time located therein which includes, without limitation, Buildings 1, 2 and 3 as identified on the Site Map (which are deemed to contain approximately 401,000 gross square feet or 37,253 gross square meters) and Appurtenant Easements and Rights. The Site Map also depicts the Improvements located upon the Premises Land as of the Closing Date.

1.30	Premises Land: means that portion of the Land described and shown on the Site Map.

1.31	Related Agreements: means (a) the SPA, and (b) the SUA, as the same may be amended from time to time.

1.32	Ringgit: means the legal currency of Malaysia.

1.33	SPA: means the sale and purchase agreement to be entered into between Landlord and Tenant prior to the Closing Date, in form and substance satisfactory to the Parties. Upon execution thereof, such sale and purchase agreement shall be attached as Exhibit B to this Agreement.

1.34	SUA: means the subdivision and use agreement to be entered into between Landlord and Tenant prior to the Closing Date, in form and substance satisfactory to the Parties. Upon execution thereof, such subdivision and use agreement shall be attached as Exhibit C to this Agreement.

1.35	Tenancy Agreement or Agreement: means cumulatively this printed tenancy agreement and exhibits attached or incorporated by reference and the Related Agreements, all of which are hereby deemed incorporated herein by this reference, all as may be amended in writing in accordance herewith or therewith from time to time.

1.36	Tenancy Approval: means the written approval of the Appropriate Authorities for the grant of the tenancy by Landlord to Tenant pursuant to the terms and conditions of this Tenancy Agreement. The Parties acknowledge and agree that a written notification from the Appropriate Authorities to the effect that no such approval is required shall be deemed sufficient for the purposes hereof.

1.37	Tenancy Term: means the period of the Initial Tenancy Term commencing on the Commencement Date and shall include all Extension Terms, as the case may be, unless sooner terminated as provided herein.

1.38	Tenant: shall have the meaning ascribed in the introductory paragraph.

1.39	Tenant’s Agents: means the agents, employees, subtenants and assigns (and their respective agents and employees) of Tenant.
2. DEMISE: Landlord hereby lets the Premises to Tenant for the Tenancy Term upon the terms and conditions of this Tenancy Agreement.
3. TERM: The initial term of this Agreement (the “Initial Tenancy Term”) shall be for three (3) years from the Closing Date, which Initial Tenancy Term shall, subject to the termination provisions of Section 11, be automatically extended for successive three (3) year periods, other than the final term which shall be for the period up to the Final Expiration Date (each, as “Extension Term”), without any further act or documentation by the Parties, until the Final Expiration Date.
4. RENT AND TAXES:
4.1	The Parties acknowledge and agree that rent of Ringgit One (RM1.00) per month is due and payable by Tenant to Landlord in advance for the rental of the Premises pursuant to this Tenancy Agreement. The Parties further acknowledge and agree that the rent for the Tenancy Term has been paid by Tenant to Landlord simultaneously with the execution of this Tenancy Agreement.

4.2	Within thirty (30) days following Tenant’s receipt of evidence of Landlord’s payment of the following assessments (together with a copy of the original governmental invoice and Landlord’s calculation of Tenant’s share pursuant hereto), Tenant shall reimburse Landlord for its proportionate share of the following assessments:
(a)	Quit Rent — assessed annually by the Penang Land Office on land, Tenant’s share shall be based on the relative square footage of the Premises Land to the square footage of the Land being assessed, which as of the date hereof is US$71,000 in the aggregate per annum for the Land; and

(b)	Local Assessment — assessed semi-annually by the Penang Municipal Council on buildings, Tenant’s share shall be the portion of the Local Assessment related to the buildings on the Premises Land based on the value ascertained by the Penang Municipal Council, which as of the date hereof is US$175,000 in the aggregate per annum for the Land.
5. USE OF PREMISES: Tenant shall have the right to use the Premises for the Permitted Use throughout the Tenancy Term as it deems appropriate in its sole discretion, subject to compliance with applicable Laws. Any signs to be installed by Tenant on the exterior of any building on the Premises Land (or elsewhere on the Premises Land) shall comply with applicable Laws. From and after the Closing Date, Tenant shall comply in all material respects with applicable Law, including the Environmental Quality Act, 1974, relating to Tenant’s conduct of its business on the Premises.
6. IMPROVEMENTS: Tenant shall have the unfettered right to construct and/or reconstruct, renovate, replace, demolish or otherwise alter any Improvements on the Premises in its sole discretion, subject to compliance with applicable Law and the terms of the Related Agreements. Landlord hereby agrees to grant any temporary construction easements on, over and across Landlord’s Remaining Parcel as may be needed in connection therein. Landlord shall, upon request by Tenant, either (a) give evidence of this prior consent to such demolition and construction during the Tenancy Term, and/or (b) issue any requisite consent letter for submission to competent authorities.
7. REPAIR AND MAINTENANCE: Except as otherwise provided in, and subject to the terms and provisions of, this Agreement and the Related Agreements, (a) all costs, expenses and obligations relating to the Premises from Tenant’s occupancy or use of the Premises during the Tenancy Term shall be paid by Tenant; (b) Tenant hereby assumes all other responsibilities normally identified with the ownership of the Premises, such as responsibility for the condition of the Premises, such as operation, repair, replacement, maintenance and management of the Premises; (c) Landlord shall be required and obligated to furnish only such services or facilities to the Premises as provided for elsewhere in this Agreement or in the Related Agreements; and (d) Landlord shall have no obligation to rebuild or replace any of the Improvements located upon the Premises Land.
8. UTILITIES: Except as otherwise provided in, and subject to the terms and conditions of, the Related Agreements, Tenant shall promptly pay, as the same become due, all charges for water, gas, electricity, telephone, sewer service, waste pick-up, and any other utilities, materials or services furnished directly to or used by Tenant on or about the Premises during the Tenancy

Term. In the event of conflict between this Agreement and any Related Agreement with respect to hereto, the Related Agreement shall control.
9. TENANT INSURANCE: Tenant shall maintain such insurance with respect to the Premises and the operation of its business thereon as shall be deemed customary for the location of the Premises and the nature of Tenant’s business conducted thereon.
10. INDEMNITY:
10.1	Indemnification of Landlord: To the fullest extent allowed by Law, Tenant shall indemnify, defend, protect and hold harmless Landlord and Landlord’s Agents from all liability, Damages, causes of action and/or judgments arising howsoever including by reason of any death, bodily injury, personal injury or property damage resulting from (i) any cause or causes whatsoever (except to the extent caused by the willful misconduct or negligence of Landlord) occurring in or about or resulting from an occurrence in or about the Premises during the Tenancy Term resulting from the negligence or willful misconduct of Tenant or Tenant’s Agents, (ii) any breach of this Tenancy Agreement by Tenant, or (iii) third Party claims of a nature which would ordinarily be covered by standard or customary policies of general liability insurance regardless of whether such insurance is maintained by Tenant with respect to the Premises. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Tenancy Agreement. Each of the Parties acknowledges and agrees that a remedy for a breach by the other Party of this Agreement shall be, subject to the requirements of Section 14.1, to bring a claim to recover damages and to seek other appropriate equitable relief, other than termination of this Agreement or Tenant’s right to occupy and use the Premises.

10.2	Indemnification of Tenant: To the fullest extent allowed by Law, Landlord shall indemnify, defend, protect and hold harmless Tenant and Tenant’s Agents from all liability, Damages, causes of action and/or judgments arising howsoever including by reason of any death, bodily injury, personal injury or property damage resulting from (i) any cause or causes whatsoever (except to the extent caused by the willful misconduct or negligence of Tenant) occurring in or about or resulting from an occurrence in or about the Premises during or prior to commencement of the Tenancy Term resulting from the negligence or willful misconduct of Landlord or Landlord’s Agents, or (ii) any breach of this Tenancy Agreement by Landlord. The provisions of this Section 10.2 shall survive the expiration or sooner termination of this Tenancy Agreement. Each of the Parties acknowledges and agrees that as remedy for a breach by the other Party of this Agreement shall be, subject to the requirements of Section 14.1, to bring a claim to recover damages and to seek other appropriate equitable relief, other than termination of this Agreement or Tenant’s right to occupy and use the Premises.

11. SUBDIVISION AND TRANSFER OF PREMISES LAND; FAILURE OF SUB-DIVISION:
11.1	Tenant and Landlord hereby agree that, subject to the relevant Approvals being obtained, the Land shall be subdivided into the Premises Land and Landlord’s Remaining Parcel and, upon such subdivision of the Premises Land and the legal transfer of the Premises Land and Improvements to Tenant or its successors or assigns pursuant to the SPA, this Tenancy Agreement, BUT NOT ANY OF THE RELATED AGREEMENTS WHICH ARE INCORPORATED HEREIN BY REFERENCE, shall automatically terminate as of the Date of Completion of Premises Transfer. For the avoidance of doubt, a termination of this Tenancy Agreement under this Section 11.1 shall be deemed a termination without default on either Party but shall not terminate, extinguish or otherwise deemed a waiver of either Party’s respective rights hereunder to the extent that this Agreement expressly provides for the survival of such rights.

11.2	In the event that the Date of Completion of Premises Transfer has not occurred by the expiration of the thirtieth (30th) calendar month of the Initial Tenancy Term, then anytime thereafter, Tenant shall have the right, in its sole discretion, to require Landlord (i) to convert this Tenancy Agreement into a registerable lease with a lease term through to the Final Expiration Date and otherwise upon the same terms and conditions of this Tenancy Agreement (and any Related Agreements), in each case to the extent applicable under Law or as the Parties may otherwise agree, (ii) to obtain the requisite Approvals from the Appropriate Authorities for such lease, and (iii) to execute such documents so as to enable Tenant to register Tenant’s lease rights pursuant to the NLC, all at Landlord’s sole cost and expense (it being understood and agreed that the foregoing costs and expenses will include the reasonable fees and expenses of counsel, which consist solely of the fees and expenses of Malaysian counsel payable in accordance with applicable Malaysia regulations relating to solicitor’s fees in real property engagements). Upon the commencement of the Lease, this Tenancy Agreement, BUT NOT ANY OF THE RELATED AGREEMENTS WHICH ARE INCORPORATED HEREIN BY REFERENCE, shall automatically terminate. For the avoidance of doubt, a termination of this Tenancy Agreement under this Section 11.2 shall be deemed a termination without default on either Party but shall not terminate, extinguish or otherwise be deemed a waiver of either Party’s respective rights hereunder to the extent that this Agreement expressly provides for the survival of such rights.

11.3	Landlord shall have no right, and hereby expressly waives any statutory, regulatory or contractual, express or implied right, to terminate this Tenancy Agreement during the Tenancy Term, for any reason or cause.
12. ASSIGNMENT AND SUBLETTING AND DISPOSAL BY LANDLORD: This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Tenant may assign or sublet all of its rights and obligations under this Agreement to any person, entity or organization, provided that Tenant also assigns all of its rights and obligations under the Related Agreements to such person, entity or organization. Landlord may assign its rights and obligations under this Agreement to any person, entity or organization, provided that (a) Landlord assigns all of its rights in the Land to such person, entity or organization, and (b) such person, entity or organization agrees in writing to assume and be bound by the terms of this Tenancy Agreement and the Related Agreements in place of Landlord.
13. COMPULSORY ACQUISITION: In the event that the Premises or the Complex or any part thereof shall at any time become the subject matter of or be included in any notice or declaration concerning or relating to acquisition by the Appropriate Authorities or any other governmental authority or any inquiry or proceedings in respect thereof, the Party receiving any such notice thereof shall forthwith inform the other Party and forward the other Party a certified true copy of any such notice, notification or declaration as soon as the same are delivered to or served on the originally receiving Party. In the event of the exercise of any rights or the taking of any steps under the Land Acquisition Act 1960, by the government or any other authority having power in that behalf, between the date of this Agreement and the Date of Completion of Premises Transfer, to acquire all or a part of the Land and which affects any part of the Property, Landlord shall notify Tenant forthwith on Landlord receiving notice of the exercise of such rights or the taking of such steps. Landlord and Tenant hereby agree that this Agreement shall remain in full force and effect notwithstanding such notice or action and thereupon:
13.1	Landlord shall notify the Appropriate Authorities or such other acquiring authority, of the interest of Tenant in the Premises and the terms of this Agreement;

13.2	Landlord shall in all matters concerning such acquisition do all acts and things as may be reasonably requested by Tenant (at the cost and expense of Tenant) for acquiring the best compensation payable; and

13.3	any compensation payable under such acquisition shall belong to Tenant as and when the same shall be paid, provided that any such compensation paid to or received by Landlord shall be retained and held on trust by Landlord on behalf of Tenant and Landlord shall pay such sums to Tenant within fourteen (14) days from receipt of such sums.
14. GENERAL PROVISIONS:
14.1	Coordinating Committee:
(a)	Within thirty (30) days after the date hereof, the Parties shall establish a coordinating committee (the “Coordinating Committee”) which shall consist of four (4) members, two (2) of which shall be appointed by Landlord and two (2) of which shall be appointed by Tenant. Each Party, upon prior written notice to the other Party, may from time to time remove or replace any member appointed by such Party.

(b)	Except as the Parties may otherwise agree in writing, the Coordinating Committee shall have the power and the responsibility under this Agreement to:
(i)	act as a forum for the liason between the Parties with respect to the day-to-day implementation of this Agreement;

(ii)	subject to Section 14.2, seek to resolve disputes; and

(iii)	undertake such other functions as the Parties may agree in writing.
14.2	Disputes and Governing Law:
(a)	This Agreement shall be governed by and construed in accordance with the laws of Malaysia, without reference to the choice of law principles thereof.

(b)	Any Party seeking the resolution of a dispute arising under this Agreement must provide written notice of such dispute to the other Party, which notice shall describe the nature of such dispute. All such disputes shall be referred initially to the Coordinating Committee for resolution. Decisions of the Coordinating Committee under this Section 14.2 shall be made by unanimous vote of all members and shall be final and legally binding on the Parties. If a dispute is resolved by the Coordinating Committee, then the terms of the resolution and settlement of such dispute shall be set forth in writing and signed by both Parties. In the event that the Coordinating Committee does not resolve a dispute within thirty (30) days of the submission thereof, such dispute shall be resolved in accordance with Section 14.2(c). Notwithstanding the foregoing, Landlord and Tenant shall each continue to perform their obligations under this Agreement during the pendency of such dispute in accordance with this Agreement.

(c)	The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction to prevent any breach of this Agreement and to enforce specifically the terms and provisions of this Agreement by bringing a relevant action in the courts located in Penang, Malaysia, in addition to any other remedy to which any Party may be entitled at law or in equity. In addition, the Parties agree that any disputes, claims or controversies between the Parties arising out of or relating to this Agreement, whether in contract, tort, equity or otherwise and whether relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement which have not been resolved by the Coordinating Committee shall be submitted to the exclusive jurisdiction of the courts located in Penang, Malaysia.

14.3	Waiver: One Party’s consent to or approval of any act by the other Party requiring the first Party’s consent or approval shall not be deemed to waive or render unnecessary the first Party’s consent to or approval of any subsequent similar act by the other Party. No delay or omission in the exercise of any right or remedy accruing to either Party upon any breach by the other Party under this Tenancy Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or hereafter occurring. The waiver by either Party of any breach of any provision of this Tenancy Agreement shall not be deemed to be a waiver of any subsequent breach of the same or any other provisions herein contained.

14.4	Prohibition Against Liens: Landlord covenants that so long as this Tenancy Agreement is in effect neither Landlord nor any Landlord Agent shall grant or permit any such Liens with respect to the Premises Land or the Premises, and no Liens shall be granted or permitted with respect to the Complex, the Land or Landlord’s Remaining Parcel which shall be superior to the rights of Tenant hereunder (including the Related Agreements).

14.5	Force Majeure: Any prevention, delay, or stoppage due to strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuels or reasonable substitutes therefor, governmental restrictions, regulations, controls, action or inaction, civil commotion, fire or other acts of God, and other causes beyond the reasonable control of either Party to perform shall excuse the performance by such Party, for a reasonable period not to exceed the period of any said prevention, delay, or stoppage, of any obligation hereunder.

14.6	Notices: Any notice required or desired to be given regarding this Tenancy Agreement shall be in writing and shall be personally served, or in lieu of personal service may be given by AR Registered Post or by internationally recognized overnight courier at the addresses for the Parties set forth in the “Tenancy Summary” to this Tenancy Agreement (or such other addresses as may be specified by a Party hereto giving notice of same to the other Party in accordance with this Section). Personally served notices shall be deemed to have been given when received by the Party, if served by prepaid registered post, such notice shall be deemed to have been given (i) on the seventh business day after such posting, certified and postage prepaid, addressed to the Party to be served at the address set forth in the preceding sentence was posted, and (ii) in all other cases when actually received.

14.7	Value Added Tax / Goods and Services Tax: As of the date hereof, the Parties acknowledge and agree that no goods and services tax, value added tax or any other like tax (“GST”) has been instituted by any Malaysian governmental authority including the Appropriate Authorities. If, however, any such GST legislation is implemented during the Tenancy Term (“GST Legislation”) and any GST is payable as a consequence of any supply made or deemed to be made or other matter or thing done under or in connection with this Tenancy Agreement by any Party, it is the intent of the Parties that such GST be borne equally by the

Parties. In such event, the Party responsible under applicable law for the remittance of such GST (the “GST Payor”) shall timely remit to the Appropriate Authority the full GST amount then-owning. Upon presentation to the other party (the “GST Non-Payor”) of evidence of such GST assessment and the corresponding remittance by the GST Payor, the GST Non-Payor shall promptly reimburse the GST Payor for fifty percent (50%) of such GST amount (but exclusive of any fine, penalty or interest paid or payable in connection therewith due to a default of the GST Payor). The Parties agree to cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction, refund or exemption from GST. The GST Payor further covenants and agrees to use its reasonable efforts to obtain any available mitigation, reduction, refund or exemption from GST and, upon receipt or recovery of any portion of the aforementioned GST remittance, shall promptly pay to the GST Non-Payor of fifty percent (50%) of such recovered amount. For the avoidance of doubt, the Parties agree that any sum payable or amount to be used in the calculation of a sum payable expressed elsewhere in this Agreement has been determined without regard to and does not include amounts to be added on under this clause on account of GST.
14.8	Miscellaneous: Time is of the essence with respect to the performance of every provision of this Tenancy Agreement in which time of performance is a factor. This Tenancy Agreement shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. Nothing in this Section is intended to confer personal liability upon the officers or shareholders of Tenant or Landlord. When a Party is required to do something by this Tenancy Agreement, it shall do so at its sole cost and expense without right of reimbursement from the other Party unless specific provision is made therefor. Landlord shall not become or be deemed a partner nor a joint venturer with Tenant by reason of the provisions of this Tenancy Agreement.

14.9	Landlord’s Representations, Warranties and Covenants:
(a)	Landlord hereby represents and warrants to Tenant as follows: (i) Landlord is a corporation duly organized and validly existing under the laws of Malaysia and has full power and authority to own and let the Premises; (ii) Landlord has full corporate power and authority to execute and deliver this Tenancy Agreement; (iii) the execution, delivery and performance by Landlord of this Tenancy Agreement have been duly authorized by all corporate actions on the part of Landlord that are necessary to authorize the execution, delivery and performance by Landlord of this Tenancy Agreement; and (iv) this Tenancy Agreement has been duly executed and delivered by Landlord and, assuming due and valid authorization, execution and delivery hereof by Tenant, is a valid and binding obligation of Landlord, enforceable against Landlord in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally.
(b)	EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS TENANCY AGREEMENT (INCLUDING THE RELATED AGREEMENTS), THE LATA OR THE APA, NEITHER LANDLORD NOR ANY OTHER PERSON OR ENTITY ACTING ON BEHALF OF LANDLORD, MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED. TO THE EXTENT ANY REPRESENTATION OR WARRANTIES HEREIN ARE INCONSISTENT WITH ANY REPRESENTATIONS OR WARRANTIES IN THE APA, THE APPLICABLE REPRESENTATIONS OR WARRANTIES IN THE APA, SHALL CONTROL.
14.10	Tenant’s Representations, Warranties and Covenants:
(a)	Tenant hereby represents and warrants to Landlord as follows: (i) Tenant is a corporation duly organized and validly existing under the laws of Malaysia and has full power and authority to carry on its business as heretofore conducted; (ii) Tenant has full corporate power and authority to execute and deliver this Tenancy Agreement; (iii) the execution, delivery and performance by Tenant of this Tenancy Agreement have been duly authorized by all corporate actions on the part of Tenant that are necessary to authorize the execution, delivery and performance by Tenant of this Tenancy Agreement: and (iv) this Tenancy Agreement has been duly executed and delivered by Tenant and, assuming due and valid authorization, execution and delivery hereof by Landlord, is a valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally.

(b)	EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS TENANCY AGREEMENT (INCLUDING THE RELATED AGREEMENTS), THE LATA OR THE APA, NEITHER TENANT NOR ANY OTHER PERSON OR ENTITY ACTING ON BEHALF OF TENANT, MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE EXTENT ANY REPRESENTATION OR WARRANTIES HEREIN ARE INCONSISTENT WITH ANY REPRESENTATIONS OR WARRANTIES IN THE APA, THE APPLICABLE REPRESENTATIONS OR WARRANTIES IN THE APA SHALL CONTROL.

14.11	Rules of Interpretation:
(a)	Whenever the words “include”, “includes” or “including” are used in this Tenancy Agreement they shall be deemed to be followed by the words “without limitation.”

(b)	The words “hereof”, “hereto”, herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Tenancy Agreement as a whole and not to any particular provision of this Tenancy Agreement, and article, section, paragraph and exhibit references are to the articles, sections, paragraphs and exhibits of this Tenancy Agreement unless otherwise specified.

(c)	The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d)	A reference to any Party to this Tenancy Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(e)	A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(f)	The Parties have participated jointly in the negotiation and drafting of this Tenancy Agreement. In the event an ambiguity or question of intent or interpretation arises, this Tenancy Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Tenancy Agreement.

(g)	Headings are for convenience only and do not affect the interpretation of the provisions of this Tenancy Agreement.

(h)	Any Exhibits attached hereto are incorporated herein by reference and shall be considered as part of this Tenancy Agreement.

(i)	The language in all parts of this Tenancy Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant.

(j)	If any term, condition, stipulation, provision, covenant or undertaking of this Tenancy Agreement is or may become under any written Law, or is found by any court or administrative body of competent jurisdiction to be, illegal, void, invalid, prohibited or unenforceable then: (i) such term, condition, stipulation, provision, covenant or undertaking shall be ineffective to the extent of such illegality, voidness, invalidity, prohibition or unenforceability; (ii) the remaining terms, conditions, stipulations, provisions, covenants or undertaking of this Tenancy Agreement shall remain in full force and effect; and (iii) the Parties shall use their respective best endeavors to negotiate and agree a substitute term, condition, stipulation, provision, covenant or undertaking which is valid and enforceable and achieves to the greatest extent possible the economic, legal and commercial objectives of such illegal, void, invalid, prohibited or unenforceable term, condition, stipulation, provision, covenant or undertaking. In the event that the automatic extensions contemplated by Section 3 of this Tenancy Agreement are not enforceable, the Parties agree to take such action to extend the Initial Tenancy Term as herein provided or to immediately enter into a new tenancy agreement on the same terms and conditions as set forth herein, effective as of the expiration of the Initial Tenancy Term.
14.12	Quiet Enjoyment: Landlord shall ensure that Tenant has the right to quietly enjoy the Premises and the rights with respect to the Complex provided in the Related Agreements, without hindrance, molestation or interruption during the Tenancy Term, subject to the terms and conditions of this Tenancy Agreement.

14.13	Endorsement of Tenancy Agreement: Upon execution of this Tenancy Agreement, Landlord and Tenant shall submit this Tenancy Agreement with the necessary form to the Penang Land Office for Endorsement of Tenancy; provided, however, that Landlord shall promptly furnish and provide all relevant information and documents to Tenant and/or execute such relevant documents as may be required for the submission of the Endorsement of Tenancy. Any amounts required to be paid to the Penang Land Office in connection with such submission shall be paid by Landlord.

14.14	Entire Agreement: This Tenancy Agreement, together with the APA and the LATA Related Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof. Each Party acknowledges that, except as provided in the APA, LATA and the Related Agreements, there are no binding agreements or representations between the Parties except as expressed or described herein or therein. No subsequent change or addition to this Tenancy Agreement shall be binding unless in writing and signed by the Parties hereto.

14.15	Landlord Insolvency: In the event that Landlord becomes insolvent or is being wound-up or under receivership, it is the intention of the Parties that the Official Receiver or the Liquidator shall manage Landlord’s property subject to this Agreement and the Related Agreements.

14.16	Survey: The Parties acknowledge Landlord makes no covenant or warranty as to the exact square footage of any area referenced herein. The Parties further acknowledge that, on or prior to the date hereof, Landlord has commenced a formal survey (the “Survey”) of the Land, which will include both the interior and exterior of the Complex and the Premises. Upon completion of the Survey and subject to the final approval of the Parties, such Survey shall be substituted for the Site Map as Exhibit A hereto and the exact square footage of the Complex, the Premises and the specific areas described therein, where applicable, will be deemed to supersede and replace any approximate square footage set forth in this Tenancy Agreement.
14.17	Conditional Agreement: Notwithstanding the execution of this Tenancy Agreement by Landlord and Tenant, the Parties agree that the effectiveness of this Agreement is conditional upon:
(a)	the granting of the Tenancy Approval;

(b)	the execution of the Related Agreements; and

(c)	the occurrence of the Closing pursuant to the APA.
Upon satisfaction of all of the foregoing conditions, this Tenancy Agreement shall become operative. Prior to the Closing, Tenant shall have no obligations hereunder and the APA shall control the rights and obligations of the Parties with respect to the Premises; it being acknowledged and agreed that this Agreement is being executed as of the date first set forth above solely for the purpose of seeking the Tenancy Approval. The Parties acknowledge and agree that many critical and central terms and provisions relating to the letting of the Premises to Tenant, such as, without limitation, utilities, easements, access rights and shared use of facilities are to be set forth in the Related Agreements rather than being set forth directly herein. Therefore, the terms and provisions of the Related Agreements shall be deemed incorporated herein by reference for all purposes of this Tenancy Agreement. To the extent such Related Agreements are signed subsequent to the execution of this Tenancy Agreement, the Parties agree to amend this Tenancy Agreement as necessary to effectuate the overall intent and agreement of the Parties with respect to the short-term and long-term use, tenancy and easement rights with respect to the Premises, Landlord’s Remaining Parcel and the Complex.
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     IN WITNESS WHEREOF, Landlord and Tenant have executed this Tenancy Agreement with the intent to be legally bound thereby.

“Landlord”		“Tenant”

AGILENT TECHNOLOGIES (MALAYSIA) SDN. BHD., a company organized under the laws of Malaysia		AVAGO TECHNOLOGIES (MALAYSIA) BHD.(formerly known as Jumbo Portfolio Sdn. Bhd.), a company organized under the laws of Malaysia

By:	/s/ Rob Young	By:	/s/ Kenneth Y. Hao

Name: Rob Young		Name: Kenneth Y. Hao
Title: Controller		Title: Director
SIGNATURE PAGE TO TENANCY AGREEMENT (PRIMARY PARCEL)